Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS REPORTS FOURTH QUARTER

AND FISCAL YEAR RESULTS

Financial Targets Achieved For Fiscal 2004 and

Double-Digit Growth in EPS Targeted For Fiscal 2005

RICHMOND, VA (August 5, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced net sales of $109.6 million for the fourth quarter of its fiscal year 2004, a decline of 4% from $114.4 million in last year’s fourth quarter. Operating income was $8.9 million and the net loss was $2.1 million, or a loss of $0.22 per share, for the fourth quarter of fiscal 2004, compared to operating income of $6.6 million and net income of $1.7 million, or $0.19 per share, in the fourth quarter of fiscal 2003. For the full year, net sales were $445.4 million, essentially flat with fiscal 2003 net sales of $446.9 million. In addition, for the full year, operating income was $33.9 million compared to $20.7 million last year, and net income was $6.7 million, or $0.72 per share, compared to a net loss of $53.6 million, or a loss of $5.94 per share last year.

Results for the quarter and for the year were impacted by certain charges associated with the Company’s recently-completed refinancing of its 9.75% senior subordinated notes. Adjusted for these charges and as described below,1 operating income for the fourth quarter of fiscal 2004 was $9.1 million, an increase of 6% from $8.6 million in the prior year period, and income was $3.5 million, or $0.39 per share, an increase of 18% from $3.0 million, or $0.33 per share, in last year’s fourth quarter.2 For the full year, as adjusted, operating income was $34.3 million, an increase of 5% from $32.7 million last year, and income was $12.4 million, or $1.34 per share, up from $10.6 million, or $1.17 per share, last year, an increase of 17% and 15%, respectively. 2

Highlights for the fourth quarter1 were as follows:

•	Net sales declined by approximately 4%, as continued growth in specialty packaging and content services was more than offset by lower freight (a pass through for the Company) and lower special interest magazine revenues;

•	Operating income rose 6% from last year’s fourth quarter to $9.1 million and operating margins increased to 8.3% from 7.5% last year;

•	EBITDA rose 5% from last year’s fourth quarter to $14.0 million and EBITDA margins rose to 12.8% from 11.6%;

[1]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.
[2]	The Company adopted SFAS 142 in the first quarter of fiscal 2003 and, as a result, there was a cumulative effect of a change in accounting principle for that period and for the full fiscal year 2003. Income (loss) before cumulative effect of a change in accounting principle for the fourth quarter of fiscal 2004 was a loss of $2.1 million, or a loss of $0.22 per share, down from $1.7 million, or $0.19 per share, in last year’s fourth quarter, a decline of 221% and 216%, respectively. For the full year, income before cumulative effect of a change in accounting principle was $6.7 million, or $0.72 per share, up from $2.7 million, or $0.30 per share, last year, an increase of 149% and 140%, respectively.

•	Operating margins from the special interest magazine market of Cadmus’ Publisher Services segment improved to 4.5%, representing significant progress towards management’s 5% target. Revenues from this market declined by approximately 12%, as the Company managed capacity and focused on improved business mix;

•	Total debt decreased by $3.1 million during the quarter, excluding the $10 million cash impact of refinancing; and

•	The minimum liability related to Cadmus’ pension plans, including the frozen defined benefit plan, decreased by $19.5 million during the fourth quarter.

Highlights for the full fiscal year1 were as follows:

•	Net sales were essentially flat as growth in other markets (see below) was offset by a decline in sales from the special interest magazine market due to pricing pressures in the market generally and management’s actions to manage capacity to improve overall business mix;

•	In other markets, net sales showed solid growth, led by 12% growth in specialty packaging and a 3% increase in STM revenues which was driven by double-digit growth in content services;

•	Operating income increased 5% to $34.3 million and operating margins expanded to 7.7% from 7.3%;

•	Income increased 17% to $12.4 million and earnings per share rose 15% to $1.34 per share; and

•	Total debt (including securitization) decreased by $13.1 million during the fiscal year, excluding the $10 million cash impact of refinancing, despite the $7.8 million pension contribution made by the Company in the first quarter.

Bruce V. Thomas, president and chief executive officer, remarked, “We are pleased with results for our fourth quarter and for the fiscal year. This is the second year in a row that we have achieved the financial objectives that we established at the beginning of the year. We hit our earnings per share target, we achieved sequential improvement throughout the year, we increased EBITDA nicely, and we expanded operating and EBITDA margins. Particularly in an industry that continues to be plagued by excess capacity and pricing pressures, we are proud of our results.”

Continuing, Mr. Thomas stated, “We also are pleased that we achieved these results while also accomplishing several key initiatives that should position Cadmus for continued success. Most importantly, we have successfully extended our content business into the much larger and very attractive educational market. We worked throughout the year to build our capabilities in this market and we did incur considerable costs doing so. Nevertheless, we are very encouraged by the receptivity of this market to our product and service offering and believe this represents an exciting and attractive new market for Cadmus. We also achieved much improved profitability this quarter in our special interest magazine market, where efforts to manage capacity and focus on improving overall product mix are delivering the results we had hoped for and that we expect in fiscal 2005. Finally, we successfully completed the refinancing of our senior subordinated notes and redeemed our subordinated promissory notes, which provide us with a lower cost of debt and improved flexibility going forward.”

Paul K. Suijk, senior vice president and chief financial officer, added, “We are pleased with our solid cash flow and debt reduction of $3.1 million for the quarter and $13.1 million for the year, excluding the $10 million paid in connection with the refinancing of our senior subordinated notes. This refinancing will reduce our annual interest expense going forward, provide sufficient liquidity to meet our operating requirements for working capital and capital expenditures, and support accelerated, yet disciplined, growth and entry into new content-rich markets. We have continued to focus on working capital initiatives to further de-leverage the Company. This quarter we reduced our overall receivables due to strong collections and we continue to focus on improving working capital trends.”

Fourth Quarter Operating Results Review

Net sales for the fourth quarter totaled $109.6 million compared with $114.4 million last year, a decrease of 4%. Publisher Services segment sales were $93.3 million, a decrease of 6% from $99.2 million last year, as a result of lower freight and postage (which are pass through costs for the Company), continued pricing pressures, and management’s plan to manage capacity, improve business mix, and generally drive for higher margins in the special interest magazine market. Specialty Packaging segment sales were $16.2 million, an increase of 7% from $15.1 million, as this division continued to benefit from recurring projects from healthcare and consumer products customers.

Operating income, adjusted as described below, was $9.1 million or 8.3% of net sales in the fourth quarter, compared to $8.6 million or 7.5% of net sales last year.3 Income before cumulative effect of a change in accounting principle, adjusted as described below, totaled $3.5 million, or $0.39 per share, for the fourth quarter compared with $3.0 million, or $0.33 per share, in last year’s fourth quarter.4 For the quarter, Publisher Services operating income declined 7% due to pricing pressures in the market generally and due to increased costs incurred in connection with the Company’s educational market initiative and in connection with work flow changes regarding certain existing STM customers that will permit the Company to obtain additional pages from those accounts. By contrast, Specialty Packaging operating income rose 414% as the Company continued to benefit from higher overall volume, improved business mix, and the investments in more efficient technology and work flows made in fiscal 2003.

Cash generated from operations resulted in a decrease in total debt of $3.1 million for the quarter, excluding the $10 million paid to redeem our $125 million, 9.75% senior subordinated notes and issue our new $125 million, 8.375% senior subordinated notes. The Company incurred expenses of $8.3 million, or $0.60 per share, associated with the refinancing of the notes, consisting primarily of the tender premium and the write-off of deferred loan costs related to the 9.75% notes. The Company also incurred approximately $0.2 million, or $0.01 per share, in restructuring charges as it completed its restructuring actions previously announced. As a result of our $7.8 million cash contribution in the first quarter and improved asset performance in the frozen defined benefit pension plan and our other benefit programs, the additional minimum liability was reduced in connection with the annual valuation which resulted in an increase in shareholders’ equity of $19.5 million, before tax.

Fiscal Year Operating Results Review

Net sales for the fiscal year ended June 30, 2004 totaled $445.4 million, essentially flat compared to $446.9 million last year. Publisher Services segment sales were $380.2 million, a decrease of 2% from $388.5 million last year. In this segment, STM market revenues were up 3%, while revenue in the special interest magazine market fell by 10%. Specialty Packaging segment sales were $65.2 million, an increase of 12% from $58.4 million last year.

For the twelve months ended June 30, 2004, operating income, adjusted as described below, was $34.3 million, or 7.7% of net sales, compared to $32.7 million, or 7.3% of net sales last year.5 Income before cumulative effect of a change in accounting principle for the fiscal year, adjusted as described below, totaled $12.4 million, or $1.34 per share, compared to $10.6 million, or $1.17 per share, last

[3]	On a GAAP basis, operating income of $8.9 million was 8.2% of net sales for the fourth quarter of fiscal 2004, compared to $6.6 million, or 5.8% of net sales in last year’s fourth quarter.
[4]	On a GAAP basis, income before cumulative effect of a change in accounting principle was a loss of $2.1 million, or a loss of $0.22 per share, for the three months ended June 30, 2004, compared to income of $1.7 million, or $0.19 per share, last year.
[5]	On a GAAP basis, operating income of $33.9 million was 7.6% of net sales for the twelve months ended June 30, 2004, compared to $20.7 million, or 4.6% of net sales for the comparable period last year.

year.6 For the year, Publisher Services operating income declined 7% as the business was adversely affected by pricing pressures, particularly in the special interest magazine market. In addition, the business continued to incur costs in connection with its educational market inititaives, including the opening and staffing of the Company’s Chennai, India facility, and with the launch of ArticleWorks™, dPub™, Rapid Production Manager™ and other electronic products and solutions for the professional publishing market. By contrast, Specialty Packaging operating income rose 152% as the Company continued to benefit from higher overall volume and improved business mix.

Cash flows generated from operations, offset by the $7.8 million cash contribution to the frozen defined benefit pension plan in the first quarter of fiscal 2004, were used to reduce total debt (including securitization) by $13.1 million for fiscal 2004, excluding the $10 million paid to refinance the senior subordinated notes.

Outlook for Fiscal 2005

Commenting on the Company’s outlook for fiscal 2005, Mr. Thomas stated, “During fiscal 2004, the actions we took with respect to our debt provide us with a more flexible and less expensive structure going forward. In addition, we have targeted the educational market for expansion and have invested considerable energy into successfully entering this market. We continue to focus on improving the profitability of our special interest magazine business, and, in fact, all of our businesses. For fiscal 2005, we should realize the benefits of these actions and believe we can sustain our track record of year over year improved earnings. We have established certain targeted goals for fiscal 2005, including net sales growth of around 3%, EBITDA of $56-$58 million, earnings per share in the range of $1.62-$1.67, capital expenditures of $15-$19 million, and debt reduction of between $14-$17 million. Assuming that industry and economic conditions do not deteriorate, we believe these targets are reasonable and attainable.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $0.2 million and $0.4 million for the three and twelve months ended June 30, 2004, respectively, and $2.0 million and $12.0 million for the three and twelve months ended June 30, 2003, respectively, (2) “income before cumulative effect of a change in accounting principle” adjusted in the same manner and for the same items as operating income and to exclude the impact of the $8.3 million in debt refinancing expenses for the three and twelve months ended June 30, 2004, (3) “earnings per share” adjusted to exclude the restructuring and other charges in the same manner as operating income for the three and twelve months ended June 30, 2004 and 2003, and to exclude the impact of the $8.3 million in debt refinancing expenses for the three and twelve months ended June 30, 2004 and the $56.3 million cumulative effect of a change in accounting principle for the twelve months ended June 30, 2003, which was recorded upon the Company’s adoption of SFAS 142; and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, refinancing expenses, and the impact of restructuring and other charges from the computation of EBITDA. For each of these non-GAAP financial measures, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures Table, attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current

[6]	On a GAAP basis, income before cumulative effect of a change in accounting principle was $6.7 million, or $0.72 per share, for the twelve months ended June 30, 2004, compared to $2.7 million, or $0.30 per share, last year.

operating structure, (2) the exclusion of debt refinancing expenses incurred permits comparisons of results without the impact of infrequent refinancing actions, (3) the exclusion of the cumulative effect of a change in accounting principle permits comparisons without the impact of financial results driven solely by the adoption of new accounting pronouncements, and (4) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent quarter over quarter comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) the impact of industry consolidation among key customers, and (10) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
Net sales	$109,578	$114,361	$445,425	$446,919

Operating expenses:
Cost of sales	89,064	93,572	363,641	362,801
Selling and administrative	11,390	12,198	47,479	51,443
Restructuring and other charges	189	1,964	410	12,015

	100,643	107,734	411,530	426,259

Operating income	8,935	6,627	33,895	20,660

Interest and other expenses:
Interest	3,492	3,530	14,192	14,602
Debt refinancing expenses (A)	8,275	—	8,275	—
Securitization costs	—	139	296	634
Other, net	63	83	356	347

	11,830	3,752	23,119	15,583

Income (loss) before income taxes and cumulative effect of a change in accounting principle	(2,895)	2,875	10,776	5,077
Income tax expense (benefit)	(841)	1,171	4,124	2,410

Income (loss) before cumulative effect of a change in accounting principle	(2,054)	1,704	6,652	2,667
Cumulative effect of a change in accounting principle	—	—	—	(56,301)

Net income (loss)	$(2,054)	$1,704	$6,652	$(53,634)

Earnings per share, assuming dilution:
Income (loss) before cumulative effect of a change in accounting principle	$(0.22)	$0.19	$0.72	$0.30
Cumulative effect of a change in accounting principle	—	—	—	(6.24)

Net income (loss) per share	$(0.22)	$0.19	$0.72	$(5.94)

Weighted-average common shares outstanding	9,141	9,041	9,251	9,028

Cash dividends per common share	$0.05	$0.05	$0.20	$0.20

(A)	Expenses in connection with refinancing the $125 million, 9.75% senior subordinated notes, including the tender premium and related fees of $6.8 million and the write-off of deferred costs related to the 9.75% notes and related swaps of $1.5 million.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004 (Unaudited)	June 30, 2003
Assets:
Cash and cash equivalents	$1,899	$566
Accounts receivable, net (B)	52,687	30,123
Inventories	21,510	22,347
Other current assets	7,806	8,928
Property plant and equipment, net	103,103	107,853
Other assets, net	133,685	135,109

Total assets	$320,690	$304,926

Liabilities and shareholders’ equity:
Accounts payable	$30,631	$33,681
Accrued expenses and other current liabilities	23,090	31,255
Current maturities of long-term debt	—	12,800
Restructuring reserve	—	1,110

Total current liabilities	53,721	78,846

Total debt (net of securitization):
Senior bank debt (matures 1/28/08) (B)	42,800	—
Senior bank debt (refinanced 1/04)	—	12,800
Senior subordinated notes (matures 6/15/14)	125,000	—
Senior subordinated notes (refinanced 6/04)	—	125,000
Subordinated promissory notes (redeemed 5/04)	—	6,415
Fair value of interest rate swaps	(239)	2,590

Total debt (net of securitization)	167,561	146,805
Less current maturities of long-term debt	—	12,800

Total long-term debt	167,561	134,005

Other long-term liabilities	48,147	59,667
Shareholders’ equity	51,261	32,408

Total liabilities and shareholders’ equity	$320,690	$304,926

(B)	The Company terminated its accounts receivable securitization program in January 2004 concurrent with closing on the new senior bank credit facility; therefore, the balance sheet reflects the impact of repurchasing those receivables previously sold.

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended June 30		Twelve Months Ended June 30
	2004	2003	2004	2003
Net sales:
Publisher Services	$93,348	$99,215	$380,243	$388,490
Specialty Packaging	16,230	15,146	65,182	58,429

Total net sales	$109,578	$114,361	$445,425	$446,919

Operating income:
Publisher Services	$10,285	$11,085	$38,846	$41,877
Specialty Packaging	1,250	243	4,299	1,709
Unallocated/other	(2,411)	(2,607)	(8,816)	(10,443)
Loss on sale of fixed assets	—	(130)	(24)	(468)
Restructuring and other charges	(189)	(1,964)	(410)	(12,015)

Total operating income	$8,935	$6,627	$33,895	$20,660

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended June 30,				Twelve Months Ended June 30,
	2004		2003		2004		2003
Capital expenditures	$5,140		$6,077		$15,136		$15 636

Operating income, as reported	$8,935	8.2%	$6,627	5.8%	$33,895	7.6%	$20,660	4.6%
Restructuring and other charges (C)	189	0.1	1,964	1.7	410	0.1	12,015	2.7

Operating income, as adjusted	$9,124	8.3%	$8,591	7.5%	$34,305	7.7%	$32,675	7.3%

Net income (loss), as reported	$2,054	(1.9)%	$1,704	1.5%	$6,652	1.5%	$(53,634)	(12.0)%
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	56,301	12.6

Income (loss) before cumulative effect of a change in accounting principle, as reported	$(2,054)	(1.9)%	$1,704	1.5%	$6,652	1.5%	$2,667	0.6%
Income tax expense (benefit)	(841)	(0.7)	1,171	1.0	4,124	0.9	2,410	0.5

Income (loss) before income taxes and cumulative effect of a change in accounting principle, as reported	(2,895)	(2.6)	2,875	2.5	10,776	2.4	5,077	1.1
Debt refinancing expenses (A)	8,275	7.6	—	—	8,275	1.9	—	—
Restructuring and other charges (C)	189	0.1	1,964	1.7	410	0.1	12,015	2.7

Income before income taxes and cumulative effect of a change in accounting principle, as adjusted	5,569	5.1	4,839	4.2	19,461	4.4	17,092	3.8
Income taxes, as adjusted	2,037	1.9	1,838	1.6	7,077	1.6	6,495	1.4

Income before cumulative effect of a change in accounting principle, as adjusted	$3,532	3.2%	$3,001	2.6%	$12,384	2.8%	$10,597	2.4%

Earnings per share, assuming dilution:
Net income (loss), as reported	$(0.22)		$0.19		$0.72		$(5.94)
Cumulative effect of a change in accounting principle	—		—		—		6.24

Income (loss) before cumulative effect of a change in accounting principle, as reported	(0.22)		0.19		0.72		0.30
Debt refinancing expenses, net of taxes (A)	0.60		—		0.59		—
Restructuring and other charges, net of taxes(C)	0.01		0.14		0.03		0.87

Earnings per share, assuming dilution, as adjusted	$0.39		$0.33		$1.34		$1.17

Net income (loss), as reported	$(2,054)	(1.9)%	$1,704	1.5%	$6,652	1.5%	$(53,634)	(12.0)%
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	56,301	12.6
Income taxes	(841)	(0.8)	1,171	1.0	4,124	0.9	2,410	0.5
Interest	3,492	3.2	3,530	3.1	14,192	3.2	14,602	3.3
Securitization costs	—	—	139	0.1	296	0.1	634	0.1
Depreciation	4,809	4.4	4,798	4.2	19,255	4.3	19,325	4.4
Amortization	164	0.2	—	—	654	0.1	—	—
Debt refinancing expenses(A)	8,275	7.6	—	—	8,275	1.9	—	—
Restructuring and other charges (C)	189	0.1	1,964	1.7	410	0.1	12,015	2.7

EBITDA	$14,034	12.8%	$13,306	11.6%	$53,858	12.1%	$51,653	11.6%

Margin percentages reflect percentage of net sales.

(C)	Restructuring and other charges were $0.1 million, net of tax, and $0.3 million, net of tax, for the three and twelve months ended June 30, 2004, and $1.3 million, net of tax, and $7.9 million, net of tax, for the three and twelve months ended June 30, 2003, respectively.